As filed with the Securities and Exchange Commission on October 20, 2009
Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-3
Registration Statement
Under the Securities Act of 1933
U.S. ENERGY CORP.
(Exact name of registrant as specified in its charter)
Wyoming (State or other jurisdiction of incorporation or organization)	83 0205516 (I.R.S. Employer Identification Number)
877 North 8th West, Riverton, Wyoming 82501 (307) 856-9271 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Steven R. Youngbauer 877 North 8th West, Riverton, Wyoming 82501 (307) 856-9271 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stephen E. Rounds, Esq.
The Law Office of Stephen E. Rounds
1544 York Street, Suite 110, Denver, CO 80206
Tel: (303) 377-6997; Fax: (303) 377-0231
_______________
Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                                     Accelerated filer  ☒

Non-accelerated filer  (do not check if a smaller reporting company)  ☐                                                                                                                     Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock (2)	___________	__________	$100,000,000	$5,580.00

(1)
The registrant is registering an indeterminate number of the identified securities up to a proposed maximum aggregate offering price of $100,000,000, which may be offered from time to time at indeterminate prices.  The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)
Includes the preferred share purchase rights (as adjusted and as subject to further adjustment in certain events, including stock splits, stock dividends or similar transactions) associated with the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER __, 2009

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Prospectus

U.S. Energy Corp.

Common Stock

From time to time, U.S. Energy Corp. may offer to sell shares of common stock.  We will provide the specific terms of any offering in supplements to this prospectus.  Any prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and any accompanying prospectus supplement carefully before making your investment decision.

We may offer shares through underwriters, dealers, or agents, directly to other purchasers and/or through a combination of any such methods of sale.  The prospectus supplement for each offering will describe in detail the plan of distribution for that offering, including the offering prices.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “USEG.” The closing per share price of our common stock on the NASDAQ Capital Market on October 19, 2009 was $6.79.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully read and consider the Risk Factors beginning on page 1 of this prospectus as well as any risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings, and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission, nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process.  Using this process, we may offer any of the securities described in this prospectus in one or more offerings up to a total offering price of $100,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering.  The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.  Please carefully read this prospectus and the accompanying prospectus supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in this document or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted.  You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “U.S. Energy,” “USE,” the “Company,” “we,” “us,” and “our” mean U.S. Energy Corp. and its wholly owned subsidiaries.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering.  We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available to the public at the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete.  The complete text of such contracts and documents are exhibits to the registration statement, or exhibits to the filings incorporated by reference.  Please see “Incorporation of Certain Information by Reference” below.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus other information we file with the Commission.  This means that we can disclose important information to you by referring you to those documents.  Information incorporated by reference is part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

We also incorporate by reference into this prospectus any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to its effectiveness.  In addition, we incorporate by reference the documents listed below and any future filings we make with the Commission under Sections13(a), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the offering is completed.

•	our annual report on Form 10-K for the twelve months ended December 31, 2008 filed with the SEC on March 13, 2009, as amended on April 2, 2009;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 8, 2009 and for the quarter ended June 30, 2009 filed with the SEC on August 7, 2009.

•
Forms 8-K filed with the SEC January 8, 2009, January 12, 2009, January 20, 2009, February 4, 2009, March 4, 2009, March 16, 2009, March 19, 2009, April 1, 2009, April 21, 2009, May 11, 2009, May 13, 2009, May 18, 2009, June 1, 2009, June 8, 2009, June 22, 2009, July 13, 2009, July 27, 2009, July 30, 2009, August 7, 2009, August 10, 2009, August 26, 2009, August 28, 2009 and October 16, 2009; and

•	the description of our common stock in the Registration Statement on Form 8-A/A filed with the SEC on November 17, 2005.

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We will provide to you copies of these documents, and any exhibits to them, without charge, upon request addressed to U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501, attention Steven R. Youngbauer, General Counsel and Secretary.  You also may request these documents by telephone: 1.307.856.9271.  We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, Public Reference Room, 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Our internet address is www.usnrg.com; and these documents (and future filings with the Commission) are accessible through the link at our Internet address (website) or at www.sec.gov.  Information at our Internet address, other than the filings made with the Securities and Exchange Commission, is not incorporated into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus (and in any supplement), our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements.

These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

For oil and gas:

•
general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that the current economic recession in the United States will be severe and prolonged, which could adversely affect the demand for oil and natural gas and make it difficult, if not impossible, to access financial markets;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

•
the volatility in commodity prices for oil and natural gas, including continued declines in prices, which would have a negative impact on operating cash flow and could require us to take additional ceiling test write-downs;

•
the possibility that the oil and gas industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation);

•	exploration and development risks, and drilling and operating risks;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

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•	the ability to replace oil and natural gas reserves;

•	environmental risks;

•	availability of pipeline capacity and other means of transporting crude oil and natural gas production; and

•	competition, including competition for participation in drilling programs with operating companies, resulting in less favorable terms for participation.

For the molybdenum property:

•	the ability to obtain permits required to initiate mining and processing operations, and Thompson Creek Metals’ continued participation as operator of the property.

•
completion of a feasibility study based on a comprehensive mine plan, which indicates that the property warrants construction and operation of mine and processing facilities, taking into account projected capital expenditures and operating costs in the context of molybdenum price trends.

For the geothermal activities:

•
the ability to acquire additional BLM and other acreage positions in targeted prospect areas, obtain required permits to explore the acreage, drill development wells to establish commercial geothermal resources, and the ability of Standard Steam Trust LLC to access third-party capital to reduce reliance on capital calls to its members (including U.S. Energy Corp.)) for continued operations.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus (and in any supplement). For additional information regarding risks and uncertainties, please read our filings with the SEC under the Exchange Act and the Securities Act, including our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus (and in any supplement) and in the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.  Forward-looking statements made in information incorporated by reference speak only as of the dates such statements were made.

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THE COMPANY

U.S. Energy Corp. is a natural resources exploration and development company with interests in oil and gas, geothermal, molybdenum, and real estate assets.  We own: (i)  non-operated oil and gas properties in the Gulf Coast area and the Williston Basin (developed and undeveloped); (ii) geothermal resources in several Western states (through an investment in privately-held Standard Steam Trust LLC (“SST”) (we have two representatives on SST’s advisory board)); (iii) the Mount Emmons molybdenum property in Colorado (managed by our industry partner, Thompson Creek Metals Company (USA); and (iv) an energy related  multifamily apartment project serving the residential market in Gillette, Wyoming.

Our principal executive offices are located in the Glen L. Larsen Building at 877 North 8th West, Riverton, Wyoming 82501, telephone 307-856-9271.  Our website is www.usnrg.com.  However, information contained on our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock is speculative in nature and involves a high degree of risk. When considering an investment in the common stock, you should carefully consider all of the following risk factors described below and any similar information contained in any annual report on Form 10-K, quarterly report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus that is incorporated by reference in this prospectus.

Risk Factors Involving Our Business

The continued credit crisis and related turmoil in the global financial system may have an impact on our industry partners and our ability to finance the purchase of certain oil and gas properties and could put downward pressure on demand and prices of oil and natural gas, which could adversely impact our financial position, results of operations and cash flows.

The continued credit crisis and related turmoil in the global financial system may have a material impact on the Company’s ability to finance the purchase of producing or exploratory oil and gas properties.  The availability of credit to the Company’s industry partners may also affect their ability to continue exploration and development activities.  The current economic situation could also have an impact on the Company’s industry partners, causing them to fail to meet their obligations to the Company, and on the liquidity of our operating partners, resulting in delays in operations or failure to make required payments.  Additionally, the current economic situation could lead to reduced demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on the Company’s financial position, results of operations and cash flows.  While the ultimate outcome and impact of the current financial crisis cannot be predicted, it may have a material adverse effect on the Company’s future liquidity, results of operations and financial condition.

Limited recurring business revenues may constrain future investments, and earnings will continue to be influenced by transaction events.

At December 31, 2008, USE had $17.7 million in retained earnings, a loss from operations (before investment and property transactions) of $9.5 million, and a gain on the sale of stock in SGMI and marketable securities of $5.4 million.  For 2007, we had $19.0 million of retained earnings, a loss before investment and property transactions of $14.5 million from operations, and a gain on Investment and Property transactions (uranium properties, equipment and marketable securities) of $108.8 million.  Historically, significant swings in earnings from year to year has been the nature of our business model of acquiring, holding and selling mineral properties, because the process from acquisition until ultimate sale or joint venture is capital intensive and at times may take years to complete.  Although we are modifying the business to build an asset base that generates recurring revenues, we do expect to continue experiencing earnings swings as a portion of our assets still are mid to long-term projects.  Examples would be the acquisition, exploration and development of oil and gas properties, the multifamily housing complex in Gillette, Wyoming, the geothermal program, and the Mount Emmons molybdenum property.

Working capital at June 30, 2009 and December 31, 2008 was $49.3 million and $52.8 million, respectively.  Historically, working capital needs were met primarily by liquidating investments, selling partial interests in mineral properties, and selling equity.  Our cash on hand as of June 30, 2009 greatly exceeds the amount of cash on hand during prior years, but we may not have sufficient cash to fully develop our mineral and oil and gas and geothermal properties.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2008 Annual Report and in the June 30, 2009 Quarterly Report.  The minerals business offers the opportunity for significant returns on investment, but the realization of such returns is subject to many risks, including cash flow risk.  As examples:

•
Initial results from one or more of the oil and gas drilling programs could be marginal but warrant investing in more wells.  Dry holes or over budget exploration costs or low commodity prices could result in production revenues below projections, thus adversely impacting cash expected to be available for continued work in a program, ultimate projected returns from a program, and a reduction in cash for investment in other programs.

•
Further investments of cash into the geothermal program may be required to maintain our 25% interest, although a return on the investment may not be realized for three to five years.  To the extent additional capital is not obtained from third parties, cash to sustain operations will have to be raised from current members in Standard Steam Trust LLC (including the Company) through capital calls, in which event the cash required to maintain our interest at the 25% level could be substantial.  Failure to fund cash calls will dilute our position.

•
We are paying the annual costs to operate and maintain the water treatment plant, approximately $1.7 million, at the Mount Emmons Project until such time as Thompson Creek Metals elects to acquire an interest.  Thereafter, we would be responsible for paying our share of plant costs.  Even if Thompson Creek Metals elects to participate in the Mount Emmons Project up to the 75% level, USE thereafter would be responsible for its 25% share of development and operating costs after Thompson Creek Metals has expended a total of $400 million on the property.

Except for the projected capital requirements of our drilling program in the Williston Basin, we believe we have sufficient cash reserves to execute our business plan in 2009 and subsequent years, assuming our various projects generate revenues as projected.  However, adverse developments in one or more programs would require a reassessment of priorities and therefore potential re-allocations of capital.  If internal cash from current reserves and projected revenues are insufficient, we may have to obtain investment capital to maintain the full range of activities.

Our business may be impacted by adverse commodity prices.

In 2008 oil prices spiked to a ten year high with a spot price of $133.37 per barrel.  At December 31, 2008, the spot price for oil had declined to $40.88 per barrel.  At September 30, 2009 the price had recovered somewhat to $70.46 per barrel.  Global markets have caused these large fluctuations in the price of oil.  Natural gas prices are historically volatile, and reached a ten year high during July 2008 on the City Gate at $12.37 per thousand cubic feet of natural gas.  As with oil, the City Gate price for natural gas declined through the balance of 2008 and was $8.16 per Mcf as of December 31, 2008, and $3.24 per Mcf at September 30, 2009.  Molybdenum prices have declined from a ten year high of $38.00 per pound in June 2005 to a ten year low average price of $10.00 per pound in December 2008.  The average price at  September 30, 2009 was $14.00 per pound.  The global economic recession may continue to suppress prices and prices could drop further.  Investments in oil and gas properties generally are recoverable from production or sale of the properties.  However, significant price declines from September 30 levels could decrease anticipated revenues and could impair the carrying value of our producing properties.

USE does not have independent reports on the value of some of the mineral properties.

USE has not yet obtained a final feasibility study on the Mount Emmons Project or renewable resource reports for our geothermal properties.

A feasibility study would establish the potential economic viability of the molybdenum property based on a reassessment of historical drilling and sampling data and additional work to be performed; the design and costs to build and operate a mill; the cost of capital, and other factors.  A feasibility study, conducted by professional consulting and engineering firms, will determine if the deposits contain proved reserves (i.e., amounts of minerals in sufficient grades that can be extracted profitably under current commodity pricing assumptions and estimated development and operating costs).  Geothermal renewable resource reports estimate the energy potential of geothermal properties in terms of capacity to generate electricity with plants to be built on the properties in the future.

Oil and gas reserve reports are prepared internally or by independent consultants to estimate the quantities of hydrocarbons that can be recovered from proved producing and proved undeveloped properties, utilizing current commodity prices and taking into account capital and other expenditures.  These reports also estimate the future net present value of the reserves, and are used for internal planning purposes and for testing the carrying value of the properties on our balance sheet.

Potential industry partners and investors will use such studies and reports to evaluate doing business with us (for example, continuing or initiating a joint venture exploration arrangement), and buying or selling our stock.

Reported information that does not validate the investments already made could alter our ability to maintain or attract business partners, and depress our stock price.

The development of oil and gas properties involves substantial risks that may result in a total loss of investment.

The business of exploring for and developing natural gas and oil properties involves a high degree of business and financial risks, and thus a significant risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. The cost of drilling, completing and operating wells is often uncertain.  Factors which can delay or prevent drilling or production, or otherwise impact expected results include but are not limited to:

• unexpected drilling conditions;
• permitting with State and Federal agencies;
• easements from land owners;
• adverse weather conditions; pressure or irregularities in geologic formations;
• equipment failures;
• title problems;
• fires, explosions, blowouts, cratering, pollution and other environmental risks or accidents;
• changes in government regulations;
• reductions in commodity prices;
• pipeline ruptures; and
• unavailability or high cost of equipment and field services and labor.

A productive well may become uneconomic in the event that unusual quantities of water or other non-commercial substances are encountered in the well bore, which impair or prevent production.  We may participate in wells that are unproductive or, though productive, won’t produce in economic quantities.

Our future use of hedging arrangements in oil and gas production could result in financial losses or reduce income.

We may engage in hedging arrangements for a significant part of our production to reduce exposure to price fluctuations in oil and gas prices.  These arrangements would expose us to risk of financial loss in some circumstances, including when production is less than expected, the counterparty to the hedging contract defaults on its contract obligations, or there is a change in the expected differential between the underlying price in the hedging agreement and the actual price received. In addition, these hedging arrangements may limit the benefits we would otherwise receive from increases in prices for oil and natural gas.  Currently, there are no hedges for our oil and gas production.

We may incur losses as a result of title deficiencies in oil and gas leases.

Typically, operators obtain a preliminary title opinion or at least a landman’s evaluation of title, prior to drilling.  To date, our operators have provided preliminary title opinions prior to drilling.  In addition, we rely on the operators to warrant that title is in order and provide us with ownership of the interest we pay for.  However, from time to time, our operators may not retain attorneys to examine title, even on a preliminary basis, before starting drilling operations.  If curative title work is recommended to provide marketability of title (and assurance of payment from production), but is not successfully completed, a loss may be incurred from drilling even a productive well because the operator (and therefore USE) would not own the interest.

We could lose our investment in undeveloped oil and gas leases if wells are not drilled and completed in a timely manner.

Leased oil and gas properties provide the holder with the right to drill and complete wells in a timely manner.  If a well is drilled and completed, the lease term continues so long as there is production from the well.  However, renewing leases on undrilled expired acreage may not be feasible due to increased cost or other reasons.  If the operator is unable to renew leases on undrilled acreage, we would have to write off the initial acquisition cost.

Oil and gas operations are subject to environmental regulations that can materially adversely affect the timing and cost of operations.

Oil and gas exploration and production are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. These laws and regulations increase costs and may prevent or delay the commencement or continuance of operations. Specifically, the industry generally is subject to legislation regarding the acquisition of permits before drilling, restrictions on drilling activities in restricted areas, emissions into the environment, water discharges, and storage and disposition of hazardous wastes.  In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. Such laws and regulations have been frequently changed in the past, and we are unable to predict the ultimate cost of compliance as a result of future changes. The adoption or enforcement of stricter regulations could have a significant impact on our operating costs.

Estimated reserves are based on many assumptions. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of the reserves.

The 2008 Annual Report contains estimates of natural gas and oil reserves, and the future net cash flows attributable to those reserves, prepared by independent petroleum engineers. There are uncertainties inherent in these estimates, including factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of the estimates is a function of: (1) the available data; (2) the accuracy of assumptions regarding future natural gas and oil prices and future development and exploitation costs and activities; and (3) engineering and geological interpretation and judgment.

Reserves and future cash flows may be subject to material downward or upward revisions in the future, based upon production history, development activities, and commodity prices.  Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from the estimates.  Any significant variance from the assumptions used in making estimates could greatly affect the estimates as well as the classification of reserves based on risk of recovery.

The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves included herein were prepared by engineers in accordance with SEC rules, and are not intended to represent their fair, or current, market value.

Estimated discounted future net cash flows from proved reserves are based on commodity prices and operating and other costs.  Actual future net cash flows, however, also will be affected by factors such as:

• geological conditions;
• changes in government regulations and taxation;
• assumptions about future prices;
• the amount and timing of actual production;
• future operating costs; and
• capital costs to drill new wells, where applicable.

The timing of production, and when development and production costs are incurred, will affect the timing of actual future net cash flows, and therefore their present value. In addition, the 10% discount factor may not be the most appropriate discount based on interest rates in effect from time to time.

There are risks associated with the geothermal program.

To complete our geothermal project business plan through acquisition of land positions in numerous prospects and establishing the power potential through drilling will require substantial capital.  While we intend to continue investing through the partnership’s capital calls, and may decline any capital call without penalty, non-participation would dilute our current 25% interest.  Notwithstanding the current increase of interest in geothermal power generally, SST may be unable to raise sufficient capital from new investors due to the condition of the global financial markets.  In that event, the project might have less than the optimum number of prospects and/or be unable to establish prospective value through drilling.  This could result in an increase in the already substantial risks associated with our investment in the entity or geothermal prospects.

All the prospects are undeveloped.  Initial value will be established only by drilling at least three wells, at substantial expense, on each prospect that demonstrate sufficient water temperature and flow to support a commercial power plant.  Even if resources are drilling-validated as to power potential, realization of our investment will depend on the sale of our partnership equity, or the partnership’s sale of the properties to a utility, energy company, or other investor, or construction of a power plant (which will require institutional financing) and sale of electricity to utilities.

Compliance with environmental regulations may be costly.

General

USE’s business is regulated by government agencies.  Permits are required to explore for minerals, operate mines and build and operate processing plants, and drill and operate oil and gas wells.  The regulations under which permits are issued change from time to time to reflect changes in public policy or scientific understanding of issues.  If the economics of a project cannot withstand the cost of complying with changed regulations, USE might decide not to move forward with the project.

USE must comply with numerous environmental regulations on a continuous basis, to comply with United States environmental laws, including the National Environmental Policy Act (“NEPA”), Clean Air Act, the Clean Water Act, and the Resource Conservation and Recovery Act (“RCRA”).  For example, water and dust discharged from mines and tailings from prior mining or milling operations must be monitored and contained and reports filed with federal, state and county regulatory authorities.  Additional monitoring and reporting is required by state and local regulatory agencies.  Other laws impose reclamation obligations on abandoned mining properties, in addition to or in conjunction with federal statutes.  Environmental regulatory programs create potential liability for operations, and may result in requirements to perform environmental investigations or corrective actions under federal and state laws and federal and state Superfund requirements.

Risks associated with development of the Mount Emmons Project.

The Mount Emmons molybdenum property is located on fee property within the boundary of U.S. Forest Service (“USFS”) land.  Although mining of the mineral resource will occur on the fee property, associated ancillary activities will occur on USFS land.  USE and Thompson Creek Metals expect to submit a Plan of Operations to the USFS in 2010 for USFS approval, which must be approved before initiating construction, and mining and processing can occur.  Under the procedures mandated by the National Environmental Protection Act (“NEPA”), the USFS will prepare an environmental analysis in the form of an Environmental Assessment and/or and Environmental Impact Statement to evaluate the predicted environmental and socio-economic impacts of the proposed development and mining of the property.  The NEPA process provides for public review and comment of the proposed plan.

The USFS is the lead regulatory agency in the NEPA process, and coordinates with the various Federal and State agencies in the review and approval of the Plan of Operations.  Various Colorado state agencies will  have primary jurisdiction over certain areas.  For example, enforcement of the Clean Water Act in Colorado is delegated to the Colorado Department of Public Health and Environment and a water discharge permit under the National Pollution Discharge Elimination System (“NPDES”) is required before the USFS can approve the Plan of Operations.  We currently have a NPDES Permit from the State of Colorado for the operation of the water treatment plant, however this permit may need to be updated.

In addition, the Colorado Division of Reclamation, Mining and Safety issues mining and reclamation permits for mining activities, pursuant to the Colorado Mined Land Reclamation Act, and otherwise exercises supervisory authority over mining in the state.  As part of obtaining a permit to mine, USE and Thompson Creek Metals will be required to submit a detailed reclamation plan for the eventual mine closure, which must be reviewed and approved by the agency.  In addition, USE and Thompson Creek Metals will be required to provide financial assurance that the reclamation plan will be achieved (by bonding and/or insurance) before the mining permit will be issued.

Obtaining and maintaining the various permits for the mining operations at the Mount Emmons Project will be complex, time-consuming, and expensive.  Changes in a mine’s design, production rates, quality of material mined, and many other matters, often require submission of the proposed changes for agency approval prior to implementation.  In addition, changes in operating conditions beyond our and Thompson Creek Metals’ control, or changes in agency policy and Federal and State laws, could further affect the successful permitting of the mine operations.

Although we are confident that the Plan of Operations for Mount Emmons will ultimately be approved by the USFS, the timing and cost, and ultimate success of the mining operation cannot be predicted.

Although we are confident that we will obtain the permits needed for the Mount Emmons Project to move forward, the timing and cost, and ultimate success of the mining operation cannot be predicted.

Reliance on Thompson Creek Metals.  Thompson Creek Metals is the operator of the Mount Emmons Project and has an option to acquire up to a 75% interest by performing and paying for the work to get the project permitted and operational, and making option payments.  Though we believe Thompson Creek Metals is committed to the Mount Emmons on a long term basis as a major mine project for future supply, in spite of recent volatility in commodity prices, Thompson Creek could exit our agreement at any time without penalty.  Should we be unable to find a replacement partner in due course, U.S. Energy Corp. would have to fund the considerable permitting and development costs thereafter.

We depend on key personnel.

Our employees have experience in dealing with the exploration and financing of mineral properties.  We have a very limited staff and executive group, and rely on third party consultants for professional geophysical and geological advice in oil and gas matters, and on Thompson Creek Metals for mining expertise.  We do not presently intend to hire professional geophysicists and geologists.  The loss of key employees could adversely impact our business, as finding replacements is difficult as a result of competition for experienced personnel in the minerals industry.

We may be classified as an inadvertent investment company.

We are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. However, under the federal Investment Company Act of 1940 (“1940 Act”), a company may fall within the scope of being an “inadvertent investment company” under section 3(a)(1)(C) of the 1940 Act if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items).

As a result of the 2007 sale of uranium assets to Uranium One, we received investment securities (stock in Uranium One) with a value in excess of 40% of the value of our total assets.  All of this stock was sold in 2007.

An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the 1940 Act.  One such exclusion, Rule 3a-2 under the 1940 Act, allows an inadvertent investment company (as a “transient investment company”) a grace period of one year from the date of classification (in our case, April 30, 2008), to seek to comply with the 40% limit, or with any other available exclusion. Accordingly, we have taken actions to comply with this 40% limit. These actions included liquidating investment securities as necessary to stay within the 40% limit.

Since Rule 3a-2 is available to a company no more than once every three years, and assuming no other exclusions were available to us, we would have to keep within the 40% limit through April 30, 2010. In any event, we do not intend to become an intentional investment company (i.e. engaging in investment and trading activities in investment securities), even after April 30, 2010.

Classification as an investment company under the 1940 Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive, and we would be very constrained in the kind of business we could do as a registered investment company.

Risks Relating to USE Stock

USE may issue shares of preferred stock with greater rights than its common stock.

Although we have no current plans, arrangements, understandings or agreements to do so, USE’s articles of incorporation authorize the board of directors to issue one or more series of preferred stock and set the terms of the stock without seeking approval from holders of the common stock.  Preferred stock that is issued may have preferential rights over the common stock, in terms of dividends, liquidation rights and voting rights.

Future equity transactions, including exercise of options or warrants, could result in dilution; and registration for public resale of the common stock in these transactions may depress stock prices.

From time to time, USE has sold restricted stock and warrants and convertible debt to investors in private placements conducted by broker-dealers, or in negotiated transactions.  Because the stock was issued as restricted, the stock was sold at a discount to market prices, and/or the debt-to-stock conversion price was at or lower than market. These transactions caused dilution to existing shareholders.  Also, from time to time, options and warrants are issued to employees, directors and third parties as incentives, with exercise prices equal to market prices at dates of issuance.  Exercise of in-the-money options and warrants could result in dilution to existing shareholders.

Although we do not presently intend to do so, we may seek to raise capital from the equity markets using private placements at discounted prices,  which could result in dilution to existing shareholders.

Dividends on USE common stock.

We declared a onetime special cash dividend of $0.10 per share on all the common stock in July  2007.  We may declare dividends in the future but we expect to retain the majority of earnings and cash to fund investments and business development.

USE’s take-over defense mechanisms could discourage some advantageous transactions.

We have adopted a shareholder rights plan, also known as a poison pill.  The plan is designed to discourage a takeover of USE at an unfair price.  However, it is possible that the board of directors and a potential takeover acquirer would not agree on a higher price, in which case the takeover might be abandoned, even though the takeover price might be at a significant premium to market prices.  Therefore, as a result of the mere existence of the plan, shareholders may not receive the premium price.

Our stock price likely will continue to be volatile due to several factors.

In the two years ended December 31, 2008, USE’s stock has traded as high as $6.79 per share and as low as $1.52 per share.  The principal factors which have contributed to this volatility have been:

• price and volume fluctuations in the stock market generally;
• relatively small amounts of USE stock trading on any given day;
• fluctuations in USE’s financial operating results; and
• price swings in the minerals commodities markets.

These factors may continue to be influential on our stock price.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we expect to use the net proceeds we receive from sale of the securities offered by this prospectus for general corporate purposes, including working capital, for oil and gas exploration and development, geothermal property acquisition and development, and costs associated with maintenance and permitting work for the molybdenum property.

The actual application of proceeds from the sale of any securities issued hereunder will be described in the applicable prospectus supplement relating to such sale of securities.  We may invest funds not required immediately for these purposes in Treasury Bills.  The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value.  As of October 15, 2009, there were issued and outstanding 21,309,058 shares of our common stock.

Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. There are no restrictions on payment of cash dividends.  USE declared a onetime special cash dividend of $0.10 per share on all the common stock on the record date of July 6, 2007.  We may declare dividends in the future but we expect to retain the majority of earnings and cash to fund investments and business development. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors.  Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the resulting number of votes among the nominees as desired. Directors are elected by a plurality of the votes cast.

Stockholder Rights Plan

We have adopted a shareholder rights plan (referred to as the "rights plan") pursuant to the Rights Agreement.  The purpose of the rights plan is to deter an unfairly low priced hostile takeover of us and by encouraging a hostile party to negotiate a fair offer with our board of directors and thus eliminate the poison pill.

Under the rights plan, the holder of each share of common stock has a right which becomes exercisable under certain circumstances, including when beneficial ownership of our common stock by any person (other than an exempt person), alone or together with all affiliates or associates of the person, of 15% or more of the general voting power.  Each right entitles the registered holder to purchase (when the rights become exercisable) from us one-one thousandth (1/1,000th) of one (1) share of Series P Preferred Stock at a price of $200.00 for such one-one thousandth (1/1,000th) share of such preferred stock, subject to adjustment under certain circumstances.

The rights trade with the common stock and are not separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.  No shares of Series P Preferred Stock have been issued by us.

The rights are not exercisable and never can be unless and until the earlier of (i) ten business days after beneficial ownership of our common stock by any person (other than an exempt person), alone or together with all affiliates or associates of the person, with 15% or more of the general voting power, or (ii) the tenth business day (or such later date as our board of directors shall determine) after the date a person (other than an exempt person) commences or publicly announces an intent by any person (other than an exempt person) to commence a tender or exchange offer (e.g., a hostile takeover) of us upon the successful consummation of which such person and its affiliate and associates would beneficially own 15% or more of our voting stock.  If before a tender offer or exchange offer is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy our stock, then the board of directors may redeem (buy back) the rights for $0.01 each.  Under the occurrence of certain circumstances specified in the rights plan, each holder of a right (other than a holder who would be deemed to be an acquiring person under the rights plan) will have the right to receive upon exercise that a number of our common shares (or the surviving corporation) that have a market value of two times the exercise price of the right (i.e., common shares will be issued at one-half or 50% of market value at the time).

Preferred Stock

We are authorized by our articles of incorporation to issue up to 100,000 shares of preferred stock, $0.01 par value.  Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval.  We are authorized to issue 50,000 shares of Series P preferred stock, only in connection with our shareholder rights plan (see above).  No other series or preferred stock has been determined by the board of directors.

Listing

Shares of our common stock and rights are listed for trading on the NASDAQ Capital Market under the trading symbol “USEG.”

PLAN OF DISTRIBUTION

We may sell the securities pursuant to this prospectus through underwriters, dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale.  The underwriters may also sell the securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;
•	the names of any underwriters, dealers or agents,
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities from us;
•	the net proceeds any from the sale of the securities;
•	any delayed delivery requirements;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents.

Sales through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market.  These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders.  We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1993.  Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Any person participating in a distribution of the securities covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder.  Regulation M of the Exchange Act may limit the timing of purchases and sales of shares.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

LEGAL MATTERS

The validity of the issuance of the shares offered has been passed upon by The Law Office of Stephen E. Rounds, Denver, Colorado.

EXPERTS
The Company’s consolidated balance sheets as of December 31, 2008, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2008, were audited by Hein & Associates LLP, and are incorporated by reference in this prospectus and registration statement along with their report (from the Annual Report on Form 10-K for the twelve months ended December 31, 2008), in reliance upon the authority of such firm as experts in accounting auditing.  The Company’s consolidated balance sheets as of December 31, 2007 and December 30, 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the two year-period ended December 31, 2007, were audited by Moss Adams LLP, and are incorporated by reference in this prospectus and registration statement along with their report (from the Annual Report on Form 10-K for the twelve months ended December 31, 2007), in reliance upon the authority of such firm as experts in accounting and auditing.

Estimates of the quantities of our estimated proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2008, which are included in this prospectus through incorporation by reference from our annual report on Form 10-K for the year ended December 31, 2008, were based upon reports prepared by Ryder Scott Company, L.P., petroleum engineers.  We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby:

Securities and Exchange Commission registration fee	$5,580
FINRA filing fees	10,500
Accounting fees and expenses	(1)
Legal fees and expenses	(1)
Miscellaneous	(1)
Total	$(1)
(1)  Cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers
Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with  any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.
Item 16.  Exhibits

(a)                 The list of exhibits is incorporated by reference to the Exhibit Index following the signature pages.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                 A.  Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Riverton, State of Wyoming, on October 20, 2009.

U.S. ENERGY CORP. (Registrant)

Date: October 20, 2009	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Keith G. Larson and Mark J. Larsen and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement relating to this Registration Statement under Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated below.

Date: October 20, 2009	By:	/s/ Keith G. Larsen
Keith G. Larsen, Director

Date: October 20, 2009	By:	/s/ Mark J. Larsen
Mark J. Larsen, Director

Date: October 20, 2009	By:	/s/ Robert Scott Lorimer
Robert Scott Lorimer,
Principal Financial Officer/
Chief Accounting Officer, and Director

Date: October 20, 2009	By:	/s/ Michael H. Feinstein
Michael H. Feinstein, Director

Date: October 20, 2009	By:	/s/ Al Winters
Al Winters, Director

Date: October 20, 2009	By:	/s/ H. Russell Fraser
H. Russell Fraser, Director

Date: October 20, 2009	By:	/s/ Michael Anderson
Michael Anderson, Director

(5) Exhibits Required to be Filed

Exhibit No.	Title of Exhibit
1.1**	Form of Underwriting or Distribution Agreement
4.1*	Restated Articles of Incorporation as Amended
4.7	Bylaws, as amended through March 17, 2009 (Incorporated by reference from Exhibit 3.2 to the Registrant's Form 10-Q, filed March 19, 2009)
4.8
Rights Agreement dated as of September 19, 2001, amended as of September 30, 2005, between U.S. Energy Corp. and Computershare Trust Company, Inc. as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Registrant's Form 8A/A, filed November 17, 2005)

4.9*	Specimen stock certificate
5.1*	Opinion of The Law Office of Stephen E. Rounds
23.1*	Consent of Hein & Associates LLP, an independent registered public accounting firm
23.2*	Consent of Moss Adams LP, an independent registered public accounting firm
23.3*	Consent of Ryder Scott Company, L.P.
23.4	Consent of The Law Office of Stephen E. Rounds (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
________
* Filed herewith
** To be filed by amendment hereto, or as an exhibit to a Form 8-K Report and incorporated by reference herein.